UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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COMSCORE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY STATEMENT

comScore, Inc. (the “Company”) recently became aware of an inadvertent error in the first table appearing on page 19 of the Company’s 2012 Proxy Statement in the section titled “Executive Compensation- Compensation Discussion and Analysis- Components of our Executive Compensation Program- Equity-Based Compensation- 2011 Executive Incentive Compensation Policy- Determination of Awards to Dr. Abraham and Messrs. Tarpey and Fulgoni,” which table describes the factors considered under the Company’s 2011 Executive Compensation Policy for each of Magid M. Abraham, Kenneth J. Tarpey and Gian M. Fulgoni (the “Milestone Table”). The data regarding the minimum, target and maximum milestone amounts included in the first two rows of the Milestone Table titled “Milestones for 2011 earnings before interest taxes, depreciation and amortization, or EBITDA” and “Milestones for 2011 revenue” were inadvertently transposed, such that the 2011 Adjusted EBITDA milestone amounts were included in the row for 2011 revenue and vice versa. This supplemental filing is being made in order to amend and restate the Milestone Table solely to correct the transposition of the milestone amounts in those two rows.

Except as described above, no other changes have been made to the Company’s 2012 Proxy Statement. This supplemental information should be read in conjunction with the Company’s 2012 Proxy Statement.

Achievement of	Minimum	Target	Maximum	Weight of Component
	(dollars in millions)
Milestones for 2011 earnings before interest taxes, depreciation and amortization, or EBITDA	$45.0	$52.0	$59.0	50%
Milestones for 2011 revenue	229.0	236.0	251.0	30%
Individual qualitative factors such as client retention, personnel retention, strategic milestones	N/A	N/A	N/A	20%